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                                  EXHIBIT 4(A)

                        GREAT LAKES CHEMICAL CORPORATION
                     1993 EMPLOYEE STOCK COMPENSATION PLAN



  1. SHARES SUBJECT TO PLAN. 2,000,000 shares of common stock, par value $1.00 per share, shall be reserved for Awards granted under this Plan (the "1993 Plan"). That number does not include 251,900 shares which are reserved for options granted under the Company's 1984 Employee Stock Option Plan, as last amended on May 3, 1984 (the "1984 Plan"), and which are not subject to presently outstanding Options granted under the 1984 and 1975 Plan. If any Award granted under this 1993 Plan shall terminate or expire without being fully exercised for any reason prior to the end of the period under which Awards may be granted, the shares of common stock to which such termination or expiration relates shall again become available for Awards thereafter granted.

  2. EFFECTIVE DATE AND DURATION. This 1993 Plan shall become effective upon its approval by the holders of a majority of the common stock of the Company present and voting (in person or by proxy) at the 1993 Annual Meeting of Stockholders, and shall continue in effect for a period of ten (10) years from the date of such stockholder approval. Upon expiration of such ten-year period, no further Awards shall be granted (although unexercised Awards theretofore granted shall continue in effect).

  3. AWARDS. The Board may grant Options, including Incentive Stock Options meeting the requirements of Section 422(a) of the Code and Non-Qualified Options, or other stock-based awards, collectively referred to as "Awards".

  4. ADMINISTRATION OF THE 1993 PLAN. The Board of Directors (the "Board"), which may act through its Stock Option Committee, shall administer this 1993 Plan. It may in its sole discretion determine the person or persons to whom Awards are to be granted and the number of shares to be covered by each such Award, all within the limitations set forth in this 1993 Plan. It may interpret the provisions of this 1993 Plan and decide all questions of fact arising out of its application, and all such interpretations and determinations shall be conclusive and binding upon the individual employees involved and all persons claiming under them.

  5. PERSONS ELIGIBLE FOR AWARDS. Only executive officers and other key employees (including those who are also directors) of the Company or any of its subsidiaries (the "Company") may be granted Awards. For this purpose, the term "subsidiary" shall mean any corporation in which the Company owns stock having 50% or more of the total combined voting power of all classes of such corporation's stock. A person is a key employee by virtue of meeting all of the following standards: (i) such person is employed by the Company, (ii) such person has managerial, supervisory, professional, scientific, engineering or similar responsibilities, and (iii) such person is not covered by any collective bargaining agreement binding on the Company. No

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EXHIBIT 4(A)

GREAT LAKES CHEMICAL CORPORATION
1993 EMPLOYEE STOCK COMPENSATION PLAN
PAGE 2.........



Award shall be granted to any director of the Company who is not also an executive officer or key employee of the Company on the date the Award is granted.

  6. TERMS AND CONDITIONS OF OPTIONS. Options granted may be either Incentive Stock Options as defined in Section 422(a) of the Internal Revenue Code of 1954, as amended (the "Code") (hereinafter referred to as "ISOs") or Options which are not within the 422(a) definition (hereinafter referred to as "Non-Qualified Options") (ISOs and Non-Qualified Options are hereinafter referred to collectively as "Options").

        (a) INCENTIVE STOCK OPTIONS. The terms of each ISO granted shall include those terms which are required by Section 422(a) of the Code, and other such terms, not inconsistent therewith as the Board may determine.

        (b) NON-QUALIFIED OPTIONS. Subject to the minimum option price specified in paragraph (c), the terms of each Non-Qualified Option granted, which may be different in each case, shall be determined by the Board.

        (c) MINIMUM OPTION PRICE. The option price payable for the shares of stock subject to each Option granted shall not be less than the fair market value of the Company's common stock at the time of the grant of that Option. The fair market value of the Company's stock at the time of the grant of an Option shall be deemed to be equal to the closing price on the preceding trading day on the New York Stock Exchange.


  7. TERMS AND CONDITIONS OF OTHER STOCK BASED AWARDS. The Committee may grant other stock-based Awards either alone or in addition to other Awards under the 1993 Plan. The Committee will place such restrictions on such Awards as the Committee determines to be necessary.

  8. TRANSFER LIMITATIONS. No Award granted shall be transferable otherwise than by will or the laws of descent and distribution, and no Award granted may be exercised by any person other than the person to whom the Award shall initially have been granted during the lifetime of such initial Awardee.

  9. EXERCISE OF AWARDS. Awards shall be exercised by written notice to the Company. Option exercise notices must be accompanied by payment in full of the option price and may be

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EXHIBIT 4(A)

GREAT LAKES CHEMICAL CORPORATION
1993 EMPLOYEE STOCK COMPENSATION PLAN
PAGE 3.........



exercised in one or more installments. Payment of the option price may be made as specified in each Award Agreement (as discussed below), in cash, by exchanging common stock of the Company already owned by the optionee for at least 6 months prior to the date of exercise, or by delivery of a combination of cash and common stock. The exchanged shares, plus cash, if any must be equal to the aggregate option price of the shares acquired upon exercise of the Option. The value to be used for any exchanged shares shall be the closing market price of the Company's common stock on the preceding trading day on the New York Stock Exchange.

        (a) MANDATORY WITHHOLDING TAXES. Whenever a Non-Qualified Option is exercised, the Company may require as a condition of delivery that the optionee remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto. The optionee may elect to pay the tax by remitting (1) cash, (2) shares of common stock already owned by the optionee for at least 6 months, (3) withholding a portion of the shares otherwise deliverable to the optionee upon the exercise, or (4) by any combination of the above. The value to be used for any shares delivered or withheld shall be the closing market price the preceding trading day on the New York Stock Exchange.

        (b) DISQUALIFYING DISPOSITIONS OF ISO SHARES. An optionee shall be required to notify the Company of any disposition of shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition.

  10. AWARD AGREEMENT. No person shall have any rights unless and until the Company and the person to whom such Award shall have been granted shall have executed and delivered an Award Agreement containing provisions setting forth the terms of the Award.

  11. ANTI-DILUTION PROVISION. The number of shares subject to outstanding Awards, the price for which shares may be purchased upon the exercise of outstanding Awards, and the number of shares available for future Awards shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other similar changes in capitalization.

  12. AWARDS GRANTED UNDER OPTION PLANS. Options granted under the 1975 and 1984 Plans shall be governed by the provisions of the respective Plans as amended. Awards granted under this 1993 Plan shall be governed by the provisions of this 1993 Plan.


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EXHIBIT 4(A)

GREAT LAKES CHEMICAL CORPORATION
1993 EMPLOYEE STOCK COMPENSATION PLAN
PAGE 4.....................



  13. ADDITIONAL PROVISIONS.

   A. TERMINATION OF EMPLOYMENT. Any Award shall be exercisable only during the Awardee's employment by the Company, except that in the Board's discretion an Award may be exercisable for a period of up to one year after retirement or death. An Award may be exercised after the termination of an Awardee's employment with the Company only to the extent that (i) Awardee was entitled to do so on the date of termination, and (ii) the Award would not have expired had the optionee continued to be employed by the Company.

   B.  LISTINGS, REGISTRATION AND COMPLIANCE WITH LAWS AND REGULATIONS.

             (i) Each Award shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares subject to the Award upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue or purchase of shares thereunder, no such Award may be exercised or paid in common stock in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board and the Awardee will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of executive officers and other persons subject to Section 16(b) of the Securities and Exchange Act of 1934, the Board may at any time impose any limitations upon the exercise of an Award which, in the Board's discretion are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Award may be exercised, the Board may, in its discretion and without the Awardee's consent, so reduce such period on not less than 15 days' written notice to the Awardee.

             (ii) Notwithstanding the terms of this paragraph, no Awardee shall have the right to require the Company to register, list or qualify said Award or any of the stock underlying such Option.

   C. AMENDMENT OF THE 1993 PLAN. Except as provided in the following sentence and as required by law, the Company's Board shall have complete power and authority to amend

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EXHIBIT 4(A)

GREAT LAKES CHEMICAL CORPORATION
1993 EMPLOYEE STOCK COMPENSATION PLAN
PAGE 5.....................



this 1993 Plan at any time and no approval by the Company's stockholders or by any other person, committee or other entity of any kind shall be required to make any such amendment effective.

  The Board shall not, however, increase the maximum number of shares available for Awards granted unless such increase shall either be approved by the Company's stockholders or shall be permitted by part 11. No termination or amendment may, without the consent of the individual to whom any Award shall have been granted under the 1993 Plan, adversely affect the rights of such individual under such Award.

   D. CAPTIONS. The captions (i.e., all boldfaced words) are for convenience only, do not constitute a part of this 1993 Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of this 1993 Plan, and all provisions shall be construed as if no captions had been used.

   E. SEVERABILITY. Whenever possible, each provision in this 1993 Plan and in every Award at any time granted under this 1993 Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this 1993 Plan or any Award at any time granted under this 1993 Plan shall be held to be prohibited by or invalid under applicable law, then
(i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions and every Award at any time granted under this 1993 Plan shall remain in full force and effect.

   F. NO STRICT CONSTRUCTION. No rule of strict construction shall be applied against the Company, the Board, or any other person in the interpretation of any of the terms of this 1993 Plan, any Award granted under this 1993 Plan or any rule or procedure established by the Board.

   G. APPLICABLE LAW. Every Award at any time granted under this 1993 Plan shall be deemed to be a contract made under the laws of the State of Indiana. For all purposes, both this 1993 Plan and every Award granted under this 1993 Plan shall be construed in accordance with and governed by the laws of the State of Indiana.





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